For Immediate Release

June 1, 2009

Compuware Completes Strategic Divestiture of Quality Solutions

Company Aligned and Focused on Business Service Delivery Approach to Solving IT’s Most Pressing Problems

DETROIT--June 1, 2009--Compuware Corporation (NASDAQ: CPWR) today completed an agreement for Micro Focus (LSE.MCRO.L) to acquire assets from Compuware’s Quality Solutions product line. With the completion of this $80 million transaction, about 300 employees and certain intellectual property transitioned to Micro Focus.

“Completing this transaction dramatically increases Compuware’s ability to focus our people, technology and investments on solving IT’s most strategic problems, starting with ensuring applications perform flawlessly and deliver value back to the business,” said Compuware President and COO Bob Paul. “Compuware has the differentiated technology—and now the organizational alignment—to build on our current position and extend our global leadership in application performance.”

Newbury, England-based Micro Focus provides enterprise application management and modernization solutions. Compuware and Micro Focus will continue to collaborate to ensure that customers receive uninterrupted service and obtain the full value of both companies’ product capabilities.

Compuware Corporation

Founded in 1973, Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Our unique approach, Business Service Delivery, helps CIOs optimize end-to-end application performance for leading businesses around the world, including 46 of the top 50 Fortune 500 companies. Learn more at www.compuware.com.

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Compuware Press Contact

Lisa Elkin, Vice President, Marketing and Communications, lisa.elkin@compuware.com, 313-227-7345

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com

Certain statements in this release that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements

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Compuware Completes Strategic Divestiture of Quality Solutions

June 1, 2009

we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.